Exhibit 99.1

Contact: Darren Daugherty Director, Investor Relations (281) 492-5370

Diamond Offshore Announces Third Quarter 2015 Results

•	Reports net income of $136 million, $0.99 per share
•	Confirms one-year contract for semisubmersible rig Ocean Guardian
•	Announces $333 million, 875-day backlog addition to semisubmersible rig Ocean Courage
•	Declares regular cash dividend of $0.125 per share

HOUSTON, November 2, 2015 — Diamond Offshore Drilling, Inc. (NYSE: DO) today reported net income of $136 million, or $0.99 per share, in the third quarter of 2015, compared to $53 million, or $0.38 per share, in the third quarter of 2014. Revenues in the third quarter of 2015 were $610 million, compared to revenues of $738 million in the third quarter of 2014.

“I am pleased with our solid third quarter results, which demonstrate Diamond Offshore’s ability to execute on managing our costs and controlling downtime,” said Marc Edwards, President and Chief Executive Officer. “During the quarter, our three newbuild drillships delivered operational efficiency of 99.3 percent, which directly benefits our topline and improves project economics for our clients.”

Diamond Offshore also confirmed the Ocean Guardian was awarded a contract for a one-year term in the UK North Sea beginning in March of 2016 at a rate of $220,000 per day.

The Company announced that it reached agreement with Petrobras for contracts on the semisubmersible rig Ocean Alliance and the drillship Ocean Clipper to be ended as of October 30, 2015, ahead of their original end dates, in return for an additional 875 days of contract term on the semisubmersible rig Ocean Courage. The additional term will be at a rate of $380,000 per day, representing revenue backlog of $333 million, and will extend the contract into mid-2020. After export from Brazil, the Ocean Alliance will be cold-stacked and the Ocean Clipper will be retired and scrapped. The terminated portions of the contracts represent a loss to revenue backlog of approximately $91 million.

Diamond Offshore also announced that it has declared a regular quarterly dividend of $0.125 per share, payable on December 1, 2015 to shareholders of record as of November 13, 2015.

CONFERENCE CALL

A conference call to discuss Diamond Offshore’s earnings results has been scheduled for 7:30 a.m. CST today. A live webcast of the call will be available online on the Company’s website, www.diamondoffshore.com. Those interested in participating in the question and answer session should dial 800-247-9979 or 973-321-1100, for international callers. The conference ID number is 60130700. An online replay will also be available on www.diamondoffshore.com following the call.

ABOUT DIAMOND OFFSHORE

Diamond Offshore is a leader in offshore drilling, providing contract drilling services to the energy industry around the globe with a total fleet of 33 offshore drilling rigs, including one rig under construction. Diamond Offshore’s fleet consists of 23 semisubmersibles, one of which is under construction, four dynamically positioned drillships, and six jack-ups. Additional information about the Company and access to the Company’s SEC filings are available at www.diamondoffshore.com. Diamond Offshore is owned 53% by Loews Corporation (NYSE: L).

FORWARD-LOOKING STATEMENTS

Contract revenue as stated above assumes 100% rig utilization. Rig utilization rates vary depending on a variety of circumstances, many of which are beyond the Company’s control. Rig utilization rates generally approach 92-98% during contracted periods; however, utilization rates can be adversely impacted by additional downtime due to various operating factors, including, but not limited to, weather conditions and unscheduled repairs and maintenance. Additional information on the Company and access to the Company’s SEC filings is available at www.diamondoffshore.com.

Statements contained in this press release or made during the above conference call that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Such statements include, but are not limited to, statements concerning drilling rig deliveries, operations and timing; contract effectiveness, effective dates and estimated duration; plans regarding retirement and scrapping of drilling rigs; future impairments; future dividends; expectations of future backlog, revenue, operating costs and performance; future liquidity, financial condition, market conditions, commodity prices and strategic opportunities; revenue expected to result from backlog; future credit ratings; future dayrates, future status, start and end dates and future contracts and availability; future contract opportunities and termination rights; contract noncompliance by customers and other third parties; utilization, surveys, downtime and other aspects of the Company’s drilling rigs; statements concerning customer discussions and outcomes thereof and the impact of these and related events on the Company’s operations and revenues; rigs being upgraded or to be upgraded and rigs under construction; and other statements that are not of historical fact. Forward-looking statements are inherently uncertain and subject to a variety of assumptions, risks and uncertainties that could cause actual results to differ materially from those anticipated or expected by management of the Company. A discussion of the important risk factors and other considerations that could materially impact these matters as well as the Company’s overall business and financial performance can be found in the Company’s reports filed with the Securities and Exchange Commission, and readers of this press release are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the Company’s website at www.diamondoffshore.com. These risk factors include, among others, risks associated with worldwide demand for drilling services, level of activity in the oil and gas industry, renewing or replacing expired or terminated contracts, contract cancellations and terminations, maintenance and realization of backlog, competition and industry fleet capacity, impairments and retirements, declaration of dividends, operating risks, changes in tax laws and rates, regulatory initiatives and compliance with governmental regulations, construction of new builds, casualty losses, and various other factors, many of which are beyond the Company’s control. Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

DIAMOND OFFSHORE DRILLING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenues:
Contract drilling	$599,036	$727,888	$1,816,055	$2,062,750
Revenues related to reimbursable expenses	10,706	9,794	47,775	76,600

Total revenues	609,742	737,682	1,863,830	2,139,350

Operating expenses:
Contract drilling, excluding depreciation	277,944	399,802	971,471	1,164,968
Reimbursable expenses	10,476	9,437	46,904	75,393
Depreciation	118,086	108,854	378,714	324,771
General and administrative	16,888	18,604	50,888	61,909
Impairment of assets	2,546	109,462	361,074	109,462
Restructuring and separation costs	1,574	—	8,735	—
Loss (gain) on disposition of assets	794	1,107	19	(7,612)

Total operating expenses	428,308	647,266	1,817,805	1,728,891

Operating income	181,434	90,416	46,025	410,459

Other income (expense):
Interest income	629	86	1,796	644
Interest expense	(21,350)	(9,378)	(70,800)	(46,056)
Foreign currency transaction gain (loss)	(1,163)	425	954	(3,724)
Other, net	217	90	702	598

Income (loss) before income tax expense	159,767	81,639	(21,323)	361,921

Income tax expense	(23,345)	(28,994)	(7,578)	(73,753)

Net Income (loss)	$136,422	$52,645	$(28,901)	$288,168

Income (loss) per share	$0.99	$0.38	$(0.21)	$2.09

Weighted average shares outstanding:
Shares of common stock	137,159	137,146	137,156	137,582
Dilutive potential shares of common stock	44	1	—	3

Total weighted average shares outstanding	137,203	137,147	137,156	137,585

DIAMOND OFFSHORE DRILLING, INC. AND SUBSIDIARIES

RESULTS OF OPERATIONS

(Unaudited)

(In thousands)

	Three Months Ended
	September 30,	June 30,	September 30,
	2015	2015	2014
REVENUES
Floaters:
Ultra-Deepwater	$376,195	$315,670	$313,124
Deepwater	136,668	181,104	111,372
Mid-water	69,500	96,926	258,028

Total Floaters	582,363	593,700	682,524
Jack-ups	16,673	23,742	45,364

Total Contract Drilling Revenue	$599,036	$617,442	$727,888

Revenues Related to Reimbursable Expenses	$10,706	$16,590	$9,794

CONTRACT DRILLING EXPENSE
Floaters:
Ultra-Deepwater	$156,107	$161,485	$157,655
Deepwater	67,630	86,464	72,367
Mid-water	35,784	66,735	132,340

Total Floaters	259,521	314,684	362,362
Jack-ups	12,507	20,873	28,056
Other	5,916	7,312	9,384

Total Contract Drilling Expense	$277,944	$342,869	$399,802

Reimbursable Expenses	$10,476	$16,336	$9,437

OPERATING (LOSS) INCOME
Floaters:
Ultra-Deepwater	$220,088	$154,185	$155,469
Deepwater	69,038	94,640	39,005
Mid-water	33,716	30,191	125,688

Total Floaters	322,842	279,016	320,162
Jack-ups	4,166	2,869	17,308
Other	(5,916)	(7,312)	(9,384)
Reimbursable expenses, net	230	254	357
Depreciation	(118,086)	(123,329)	(108,854)
General and administrative expense	(16,888)	(16,548)	(18,604)
Gain (loss) on disposition of assets	(794)	164	(1,107)
Impairment of assets	(2,546)	—	(109,462)
Restructuring and separation costs	(1,574)	(993)	—

Total Operating Income	$181,434	$134,121	$90,416

DIAMOND OFFSHORE DRILLING, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	September 30,	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$141,131	$233,623
Marketable securities	13,621	16,033
Accounts receivable, net of allowance for bad debts	515,754	463,862
Prepaid expenses and other current assets	163,871	185,541
Assets held for sale	6,700	—

	841,077	899,059
Drilling and other property and equipment, net of accumulated depreciation	6,888,248	6,945,953
Other assets	121,171	176,277

Total assets	$7,850,496	$8,021,289

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of long-term debt	$—	$249,962
Short-term borrowings	492,996	—
Other current liabilities	397,421	606,684
Long-term debt	1,994,710	1,994,526
Deferred tax liability	417,621	530,394
Other liabilities	171,595	188,160
Stockholders’ equity	4,376,153	4,451,563

Total liabilities and stockholders’ equity	$7,850,496	$8,021,289

DIAMOND OFFSHORE DRILLING, INC. AND SUBSIDIARIES

AVERAGE DAYRATES AND UTILIZATION

(Dayrate in thousands)

	Third Quarter 2015			Second Quarter 2015			Third Quarter 2014
	Average Dayrate (1)	Utilization (2)	Operational Efficiency (3)	Average Dayrate (1)	Utilization (2)	Operational Efficiency (3)	Revised Average Dayrate (4)	Utilization (2)	Operational Efficiency (3)
Ultra-Deepwater Floaters	$479	71%	96.8%	$483	63%	90.9%	$491	77%	92.2%
Deepwater Floaters	$361	59%	90.3%	$451	63%	99.3%	$356	57%	95.5%
Mid-Water Floaters	$289	31%	97.5%	$278	32%	99.7%	$265	59%	94.1%
Jack-ups	$97	31%	99.8%	$83	53%	98.6%	$99	83%	99.3%
Fleet Total			95.5%			95.9%			94.7%

(1)	Average dayrate is defined as contract drilling revenue for all of the specified rigs in our fleet per revenue earning day. A revenue earning day is defined as a 24-hour period during which a rig earns a dayrate after commencement of operations and excludes mobilization, demobilization and contract preparation days.
(2)	Utilization is calculated as the ratio of total revenue-earning days divided by the total calendar days in the period for all specified rigs in our fleet (including cold-stacked rigs, but excluding rigs under construction). As of September 30, 2015, our cold-stacked rigs included one ultra-deepwater semisubmersible, one deepwater semisubmersible, four mid-water semisubmersibles and five jack-up rigs.
(3)	Operational efficiency is calculated as the ratio of total revenue-earning days divided by the sum of total revenue-earning days plus the number of days (or portions thereof) associated with unanticipated equipment downtime.
(4)	Average dayrate reported in prior period has been revised to conform to current presentation.